United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
                 12(g) of the Securities Exchange Act of 1934 or
            Suspension of Duty to File Reports Under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934

                                            Commission File Number:  000-31819

                            Canaan Energy Corporation
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             (Exact name of registrant as specified in its charter)

               6100 North Western Avenue, Oklahoma City, OK 73118
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

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                          Common Stock, par value $.01
                         Preferred Stock Purchase Rights
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               (Title of each of securities covered by this Form)
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                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

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Please place an X in the box(es) to designate the appropriate rule provision(s)
relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)           [X]               Rule 12h-3(b)(1)(i)      [X]
Rule12g-4(a)(1)(ii)           [ ]               Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(2)(i)           [ ]               Rule12h-3(b)(2)(i)       [ ]
Rule 12g-4(a)(2)(ii)          [ ]               Rule 12h-3(b)(2)(ii)     [ ]
                                                Rule 15d-6               [ ]

Approximate number of holders of record as of the certification or notice date:

                     Common Stock, par value $.01 - 1 holder
                   Preferred Stock Purchase Rights - 1 holder

Pursuant to the requirements of the Securities Exchange Act of 1934, Canaan Energy Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                              Canaan Energy Corporation

DATE:     June 28, 2002                     BY: /s/ Aubrey K. McClendon
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                                                Aubrey K. McClendon, President